Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of First Mining Gold Corp. of our report dated March 28, 2025 relating to the consolidated financial statements of First Mining Gold Corp., which appears in Exhibit 99.2 to First Mining Gold Corp.’s Annual Report on Form 40-F for the year ended December 31, 2024. We also consent to the reference to us under the heading “Interests of experts” in the Annual Information Form filed as Exhibit 99.1 to First Mining Gold Corp.’s Annual Report on Form 40-F for the year ended December 31, 2024 incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

January 27, 2026